Exhibit 99.1

Scholastic Reports Q4 and Fiscal 2016 Results and Fiscal 2017 Outlook

Revenues and Operating Income Up Versus Prior Year Driven by Children's Books and Education

NEW YORK, July 21, 2016 /PRNewswire/ -- Scholastic Corporation (NASDAQ: SCHL), the global children's publishing, education and media company, today reported financial results for the Company's fiscal fourth quarter and full year ended May 31, 2016.

The Company reported full year revenue of $1.67 billion, including the negative impact of foreign exchange of $43.2 million, as compared to $1.64 billion in the prior year. Net income, as reported, was $40.5 million versus $294.6 million in the prior year, which included a one-time gain on the sale of the Company's former Educational Technology and Services ("EdTech") business of $275.6 million. Earnings from continuing operations in fiscal 2016 were $44.0 million, as compared to $15.5 million in fiscal 2015.

Fiscal 2016 Highlights

  Revenues grew +2% to $1.67 billion. Excluding the impact of foreign exchange, revenue increased +5% versus the prior year period. Trade publishing revenues were up +14% on strength of core frontlist and Harry Potter publishing, while revenues in the Education segment grew +8%, for the second year in a row, driven by Classroom Books and Classroom Magazines.

  Operating income from continuing operations was $67.6 million, up +105% from $32.9 million in the prior year. Excluding one-time items, operating income from continuing operations was $93.4 million, up +17% from prior year.

  Earnings per diluted share from continuing operations increased +174% to $1.26. Excluding one-time items, earnings per diluted share was $1.70, an increase of +32% versus the prior year period, exceeding guidance.

"Our strong fiscal 2016 results, including double-digit growth in operating income for the year, demonstrate the success of our strategy to closely align the children's book and education businesses globally to serve the changing needs of our educator, parent and child customers," said Richard Robinson, Chairman, President and Chief Executive Officer. "Strong children's book publishing, available both through retail and our school-based clubs and fairs channels, along with customized curriculum solutions, such as classroom book collections, print and digital classroom magazines and instructional programs as well as consulting services for professional learning and family and community engagement, all contribute to a comprehensive program that supports literacy and learning in school and at home.

"As we look ahead to fiscal 2017, we are excited about our successful backlist and growing frontlist of trade titles, including the new Harry Potter franchise publishing in the U.S. and Canada, as well as the continued expansion of our education business. We will also be focusing on improving profitability in our international markets, despite the continued strength of the U.S. dollar, particularly in Asia where we are seeing year-over-year growth in local currency terms. We believe these opportunities, along with our multi-year technology investments, including content and customer management systems, and increased cross-divisional collaboration, will deliver positive results for the Company, our customers, and our shareholders in the long-term."

Fourth Quarter 2016 Results – Continuing Operations

Scholastic reported fourth quarter 2016 revenues of $513.8 million, an increase of $26.1 million, or 5%, compared to $487.7 million in the fourth quarter of 2015, reflecting higher sales in all of the Company's three segments – Children's Book Publishing and Distribution, Education, and International. Revenues of the Company's international business increased despite an unfavorable foreign exchange impact of $5.3 million in the quarter. Operating income in the fourth quarter increased 74% to $58.4 million, compared to $33.5 million a year ago, with increased profitability in all segments. Earnings from continuing operations were $1.00 per diluted share, compared to $0.52 per diluted share in the fourth quarter of 2015.

Fourth quarter 2016 results included one-time, mostly non-cash, pre-tax charges of $12.7 million, primarily related to facility impairments associated with the Company's renovation of its headquarters building, as well as one-time severance. These one-time items resulted in after-tax charges of $7.6 million, or $0.22 per share, in the current period. Fourth quarter 2015 results included one-time, mostly non-cash, after-tax charges of $14.0 million, or $0.41 per share, and were comprised of unabsorbed overhead associated with the former EdTech business, a non-cash write-down of production and programming assets and related goodwill, one-time severance paid in connection with cost reduction and restructuring programs, and the discontinuance of certain outdated technology platforms. Excluding these items in both years, fourth quarter 2016 operating income was $71.1 million, compared to $56.4 million in the prior year period, an increase of 26%, and earnings per diluted share from continuing operations increased 31% to $1.22, compared to $0.93 in the fourth quarter of 2015.

Fiscal Year 2016 Results – Continuing Operations

Total revenues in 2016 were $1.67 billion, an increase of 2% from $1.64 billion in 2015, reflecting higher sales in the Company's Children's Book Publishing and Distribution and Education segments, partially offset by a drop in International segment sales due to a foreign currency adjustment of $43.2 million. Operating income from continuing operations for the full year was $67.6 million, compared to $32.9 million in 2015. Earnings per diluted share from continuing operations were $1.26 for the fiscal year, compared to $0.46 in the prior year, which include one-time charges of $0.44 and $0.83 per diluted share, respectively. The current year's earnings per share also benefited from a favorable tax settlement that resulted in a lower effective tax rate for 2016.

Excluding one-time items, operating income was $93.4 million, compared to $79.6 million a year ago, an increase of 17%. For 2016, earnings per diluted share from continuing operations excluding one-time items were $1.70 versus $1.29 in 2015, an increase of 32%.

Cash Flow and Cash Position

Net cash used in operating activities was $78.9 million in the current fiscal year compared to net cash provided by operating activities of $166.9 million in fiscal 2015. The Company had free cash use (as defined in the accompanying tables) of $139.7 million in the current fiscal year, compared to free cash flow (as defined) of $73.7 million in fiscal 2015. The current year's net cash used in operating activities and free cash use includes approximately $200 million in tax and other payments related to the sale of the Company's EdTech business in 2015. Excluding the impact of the taxes paid on the gain on the sale of the EdTech business, free cash flow in fiscal 2016 was $46.3 million, which surpassed the Company's most recent guidance range as a result of the timing of new investments. At year end, the Company's cash and cash equivalents exceeded the Company's total debt by $393.4 million, compared to $500.8 million a year ago. The lower net cash position is primarily due to the above-mentioned payments related to the sale of the EdTech business. The Company's reported net cash position does not include $9.9 million of cash proceeds remaining in escrow at May 31, 2016 pursuant to the terms of the sale of the EdTech business.

The Company distributed $20.5 million in dividends and reacquired $14.4 million of its common stock in open market transactions over the course of the fiscal year.

Discontinued Operations

Net loss from discontinued operations in fiscal 2016 was $3.5 million, or $0.10 per diluted share. Net earnings from discontinued operations in the prior year of $279.1 million, or $8.34 per diluted share, included the gain on the sale of the EdTech business of $275.6 million, after taxes, transaction fees and other expenses.

Fiscal 2017 Outlook

Scholastic sees the ongoing focus on books and reading as critical components for student achievement that will continue to steer educators and families to the Company's highly regarded book clubs and book fairs channels and customized education solutions, including classroom book curriculum collections and classroom magazines, to support children's learning. In addition to other highly anticipated new releases, the Company expects that new publishing in the Harry Potter franchise, with the script book for Harry Potter and the Cursed Child Parts One and Two, the eighth story; and the Fantastic Beasts and Where to Find Them original screenplay book by J. K. Rowling, will drive significant revenue in trade publishing in the U.S. and Canada. The Company expects to maintain its current level of revenue in its school-based clubs and fairs, while focusing on more profitable execution. These factors are expected to drive strong performance in the Children's Book Publishing and Distribution and Education segments in fiscal 2017. In the International segment, the Company is also planning for growth in trade publishing and education, and expects significant local currency gains across all channels in Asia.

Scholastic expects total revenue in fiscal 2017 of $1.7 to $1.8 billion, with increased profitability on higher projected sales volume, partially offset by employee wage improvement programs across the Company's distribution networks and higher estimated medical costs. Scholastic expects earnings per diluted share in the range of $1.60 to $1.70, excluding one-time items, as increased operating profits are reduced on an after-tax basis due to a higher effective tax rate in the new fiscal year.

Fiscal 2017 free cash flow is expected to be in the range of $40 to $50 million, compared to $46.3 million in fiscal 2016. This outlook includes capital expenditures of $70 to $80 million, compared to $35.6 million in fiscal 2016, and prepublication and production spending of $30 to $40 million, compared to $25.2 million in fiscal 2016. The increase in projected capital spending is primarily attributable to the previously announced construction at the Company's headquarters location in New York City, where we are building new premium retail space and a more modern and efficient office plan. As anticipated, the Company also expects higher strategic technology systems spend as it continues on a three-year initiative to upgrade its enterprise-wide platforms for content and customer management and migrate to SaaS and Cloud-based technology solutions.

Fourth Quarter and Fiscal 2016 Segment Results

Children's Book Publishing and Distribution. Segment results for both the quarter and fiscal year were driven by a double-digit sales increase in trade, largely due to strength in core publishing, both frontlist and backlist, and its Harry Potter franchise, as well as improved margins in the segment's Book Clubs channel for the year. Segment revenue in the fourth quarter was $300.2 million, up $15.3 million, or 5%, from $284.9 million in the prior year period. Operating income was $56.4 million, up 40%, compared to $40.4 million in the prior period. For fiscal 2016, segment revenue was $1,002.5 million, an increase of $43.8 million, or 5%, compared to $958.7 million in fiscal 2015. Full year operating income was $110.6 million, compared to operating income of $85.6 million in the prior year, including the impact of one-time items of $5.2 million and $10.6 million, respectively. Excluding these one-time items, full year operating income increased by $19.6 million, or 20%, to $115.8 million, compared to $96.2 million in fiscal 2015.

Education. Segment results for both the quarter and fiscal year were driven by higher sales, particularly in classroom books and classroom magazines, partially offset by increased investment in the sales force. Segment revenue in the fourth quarter was $112.5 million, an increase of 7% versus the prior period revenue of $105.0 million. Segment operating income for the quarter was $40.7 million, compared to $36.1 million in the fourth quarter of fiscal 2015, an increase of 13%. For the fiscal year, segment revenue was $298.1 million, compared to $275.9 million a year ago, an 8% improvement. Segment operating income improved by 9% to $52.8 million in fiscal 2016, up from $48.4 million in fiscal 2015, including $3.2 million in one-time charges related to the write-down of legacy prepublication assets taken in the current fiscal year. Excluding these one-time items, full year operating income increased by $7.6 million, or 16%, to $56.0 million, compared to $48.4 million in fiscal 2015.

International. Segment results for both the quarter and fiscal year were adversely impacted by foreign exchange of $5.3 million and $43.2 million, respectively. Segment revenue in the fourth quarter was $101.1 million, up 3% versus the prior period revenue of $97.8 million. Operating income for the quarter was $4.3 million versus $3.0 million in the fourth quarter of fiscal 2015. For the fiscal year, segment revenue was $372.2 million, compared to $401.2 million in the prior year. Segment operating income in fiscal 2016 was $11.4 million, including one-time restructuring severance expense of $0.9 million, compared to $20.6 million in fiscal 2015, which included one-time charges of $5.7 million. Excluding these one-time items in both years, segment operating income fell $14.0 million, including foreign exchange, primarily owing to the impact of dollar-based cost of product on operating margins, the effects of the labor action in Ontario schools in the first half of the fiscal year and higher bad debt in Asia, as well as an insurance recovery for a warehouse fire in India recorded in fiscal 2015.

Other Financial Results. Corporate overhead for the fiscal year was $90.7 million, excluding one-time items of $16.5 million, which compared favorably with the $91.3 million recorded in the prior year, after excluding $30.4 million in one-time items, with realized savings from cost reduction programs across all operations, partially offset by higher technology spend.

As previously announced, the Company's Board of Directors declared a quarterly cash dividend of $0.15 per share on the Company's Class A and Common Stock for the first quarter of fiscal 2017. The dividend is payable on September 15, 2016 to shareholders of record as of the close of business on August 31, 2016.

Additional Information

To supplement our financial statements presented in accordance with GAAP, we include certain non-GAAP calculations and presentations. Please refer to the non-GAAP financial tables attached to this press release for supporting details on one-time items and other financial measures included in this release. This information should be considered as supplemental in nature and not as a substitute for the related financial information prepared in accordance with GAAP.

Conference Call

The Company will hold a conference call to discuss its results at 8:30 am ET today, July 21, 2016. Scholastic's Chairman, President and CEO, Richard Robinson, and Executive Vice President, CAO and CFO, Maureen O'Connell, will moderate the call.

The conference call and accompanying slides will be webcast and accessible through the Investor Relations section of Scholastic's website, www.scholastic.com. Participation by telephone will be available by dialing (877) 654-5161 from within the U.S. or +1 (678) 894-3064 internationally. Shortly following the call, an archived webcast and accompanying slides from the conference call will also be posted at www.investor.scholastic.com. An audio-only replay of the call will be available by dialing (855) 859-2056 from within the U.S. or +1 (404) 537-3406 internationally, and entering access code 40494147. The recording will be available through Friday, July 29, 2016.

About Scholastic

Scholastic Corporation (NASDAQ: SCHL) is the world's largest publisher and distributor of children's books, a leading provider of print and digital instructional materials for pre-K to grade 12, and a producer of educational and entertaining children's media. The Company creates quality books and ebooks, print and technology-based learning materials and programs, classroom magazines and other products that, in combination, offer schools customized solutions to support children's learning both at school and at home. The Company also makes quality, affordable books available to all children through school-based book clubs and book fairs. With a 95 year history of service to schools and families, Scholastic continues to carry out its commitment to "Open a World of Possible" for all children. Learn more at www.scholastic.com.

Forward-Looking Statements

This news release contains certain forward-looking statements. Such forward-looking statements are subject to various risks and uncertainties, including the conditions of the children's book and educational materials markets and acceptance of the Company's products within those markets, and other risks and factors identified from time to time in the Company's filings with the Securities and Exchange Commission. Actual results could differ materially from those currently anticipated.

SCHL: Financial

SCHOLASTIC CORPORATION
CONSOLIDATED STATEMENTS OF OPERATIONS
(UNAUDITED)
(Amounts in millions except per share data)

	THREE MONTHS ENDED		TWELVE MONTHS ENDED
	05/31/16	05/31/15	05/31/16	05/31/15

Revenues	$513.8	$487.7	$1,672.8	$1,635.8

Operating costs and expenses:
Cost of goods sold (1)	212.7	212.9	762.3	758.5
Selling, general and administrative expenses (2)	223.2	215.6	777.3	770.1
Bad debt expense	3.4	1.7	12.3	10.6
Depreciation and amortization	8.6	11.1	38.9	47.9
Asset impairments (3)	7.5	12.9	14.4	15.8

Total operating costs and expenses	455.4	454.2	1,605.2	1,602.9

Operating income (loss)	58.4	33.5	67.6	32.9

Other expense (income)	-	0.1	-	0.1
Interest expense, net	0.3	0.9	1.1	3.5
(Gain) loss on investments (4)	-	-	(2.2)	(0.6)

Earnings (loss) from continuing operations before income taxes	58.1	32.5	68.7	29.9

Provision (benefit) for income taxes	23.2	15.0	24.7	14.4

Earnings (loss) from continuing operations	34.9	17.5	44.0	15.5

Earnings (loss) from discontinued operations, net of tax	(0.9)	264.8	(3.5)	279.1

Net income (loss)	$34.0	$282.3	$40.5	$294.6

Basic and diluted earnings (loss) per Share of Class A and Common Stock: (5)
Basic:
Earnings (loss) from continuing operations	1.02	0.53	1.29	0.47
Earnings (loss) from discontinued operations, net of tax	(0.03)	8.04	(0.11)	8.53
Net income (loss)	0.99	8.57	1.18	9.00

Diluted:
Earnings (loss) from continuing operations	1.00	0.52	1.26	0.46
Earnings (loss) from discontinued operations, net of tax	(0.03)	7.78	(0.10)	8.34
Net income (loss)	0.97	8.30	1.16	8.80

Basic weighted average shares outstanding	34,221	32,914	34,092	32,685
Diluted weighted average shares outstanding	34,832	33,950	34,900	33,394

(1)

In the three and twelve months ended May 31, 2015, the Company recognized a pretax charge related to unabsorbed burden associated with the former EdTech business of $0.2 and $0.4, respectively.  In the twelve months ended May 31, 2015, the Company recognized a pretax charge of $1.5 related to a warehouse optimization project in Canada.

(2)

In the three and twelve months ended May 31, 2016, the Company recognized pretax severance expense as part of cost reduction programs of $5.2 and $9.5, respectively.  In the twelve months ended May 31, 2016, the Company recognized a pretax charge related to a branch consolidation project in the Company's book fairs operations of $1.5 and pretax transaction costs of $0.4.  In the three and twelve months ended May 31, 2015, the Company recognized a pretax charge related to unabsorbed burden associated with the former EdTech business of $4.4 and $15.4, respectively; pretax severance expense as part of cost reduction programs of $5.3 and $8.9, respectively; and a pretax charge related to the relocation of the Company's Klutz division of $0.1 and $0.4, respectively.  In the twelve months ended May 31, 2015, the Company recognized a pretax pension settlement charge of $4.3.

(3)

In the three and twelve months ended May 31, 2016, the Company recognized a pretax impairment charge related to legacy building improvements associated with its New York City headquarters renovation of $7.5.  In the twelve months ended May 31, 2016, the Company recognized pretax impairment charges related to certain legacy prepublication assets of $6.9.  In the three and twelve months ended May 31, 2015, the Company recognized a pretax impairment charge of $8.3 in connection with the restructuring of the Company's media and entertainment businesses and a $4.6 pretax impairment charge related to the discontinuation of certain outdated technology platforms.  In the twelve months ended May 31, 2015, the Company recognized a pretax impairment charge related to the closure of its retail store of $2.9.

(4)

In the twelve months ended May 31, 2016, the Company recognized a pretax gain on sale of investment of $2.2 related to an investment in China.  In the twelve months ended May 31, 2015, the Company recognized a pretax gain on sale of investment of $0.6 related to a UK-based cost-method investment.

(5)

Earnings (loss) per share are calculated on non-rounded net income (loss) and shares outstanding. Recalculating earnings per share based on numbers rounded to millions may not yield the results as presented.

SCHOLASTIC CORPORATION
RESULTS OF CONTINUING OPERATIONS - SEGMENTS
(UNAUDITED)
(Amounts in millions)

	THREE MONTHS ENDED				TWELVE MONTHS ENDED
	05/31/16	05/31/15	Change		05/31/16	05/31/15	Change

Children's Book Publishing and Distribution
Revenue
Book Clubs	$68.4	$67.1	$1.3	2%	$270.4	$275.3	($4.9)	(2%)
Book Fairs	186.1	177.0	9.1	5%	520.4	497.4	23.0	5%
Consolidated Trade	45.7	40.8	4.9	12%	211.7	186.0	25.7	14%
Total revenue	300.2	284.9	15.3	5%	1,002.5	958.7	43.8	5%
Operating income (loss)	56.4	40.4	16.0	40%	110.6	85.6	25.0	29%
Operating margin	18.8%	14.2%			11.0%	8.9%

Education
Revenue	112.5	105.0	7.5	7%	298.1	275.9	22.2	8%
Operating income (loss)	40.7	36.1	4.6	13%	52.8	48.4	4.4	9%
Operating margin	36.2%	34.4%			17.7%	17.5%

International
Revenue	101.1	97.8	3.3	3%	372.2	401.2	(29.0)	(7%)
Operating income (loss)	4.3	3.0	1.3	43%	11.4	20.6	(9.2)	(45%)
Operating margin	4.3%	3.1%			3.1%	5.1%

Overhead expense	43.0	46.0	3.0	7%	107.2	121.7	14.5	12%

Operating income (loss)	$58.4	$33.5	$24.9	74%	$67.6	$32.9	$34.7	105%

SCHOLASTIC CORPORATION
SUPPLEMENTAL INFORMATION
(UNAUDITED)
(Amounts in millions)

SELECTED BALANCE SHEET ITEMS

		05/31/16	05/31/15

Continuing Operations
	Cash and cash equivalents	$399.7	$506.8
	Restricted cash	9.9	34.5
	Accounts receivable, net	196.3	193.8
	Inventories, net	271.2	257.6
	Accounts payable	138.2	146.8
	Accrued royalties	31.6	26.8
	Lines of credit, short-term debt and current portion of long-term debt	6.3	6.0
	Long-term debt, excluding current portion	0.0	0.0
	Total debt	6.3	6.0
	Total capital lease obligations	8.6	0.7
	Net debt (1)	(393.4)	(500.8)

Discontinued Operations
	Total assets of discontinued operations	0.5	3.1
	Total liabilities of discontinued operations	1.2	14.1

Total stockholders' equity		1,257.6	1,204.9

SELECTED CASH FLOW ITEMS

		THREE MONTHS ENDED		TWELVE MONTHS ENDED
		05/31/16	05/31/15	05/31/16	05/31/15

	Net cash provided by (used in) operating activities	$72.7	$58.0	($78.9)	$166.9
	Less: Additions to property, plant and equipment	13.6	10.1	35.6	30.7
	Pre-publication and production costs	7.0	18.4	25.2	62.5

	Free cash flow (use) (2) (3)	52.1	29.5	(139.7)	73.7
	Add: Taxes paid on the sale of EdTech	0.0	0.0	186.0	0.0

	Free cash flow (use) excluding taxes paid on the sale of EdTech	$52.1	$29.5	$46.3	$73.7

(1)

Net debt is defined by the Company as lines of credit and short-term debt plus long-term-debt, net of cash and cash equivalents.  The Company utilizes this non-GAAP financial measure, and believes it is useful to investors, as an indicator of the Company's effective leverage and financing needs.

(2)

Free cash flow (use) is defined by the Company as net cash provided by or used in operating activities (which includes royalty advances), reduced by spending on property, plant and equipment and pre-publication and production costs. The Company believes that this non-GAAP financial measure is useful to investors as an indicator of cash flow available for debt repayment and other investing activities, such as acquisitions.  The Company utilizes free cash flow as a further indicator of operating performance and for planning investing activities.

(3)	Free cash flow (use) includes discontinued operations for the three and twelve months ended May 31, 2016 and May 31, 2015.

SCHOLASTIC CORPORATION
CONSOLIDATED STATEMENTS OF OPERATIONS SUPPLEMENTAL
(UNAUDITED)
(Amounts in millions except per share data)

	THREE MONTHS ENDED
	Reported	One-time	Excluding	Reported	One-time	Excluding
	05/31/16	items	One-time items	05/31/15	items	One-time items

Revenues	$513.8	$0.0	$513.8	$487.7	$0.0	$487.7

Operating costs and expenses:
Cost of goods sold (1)	212.7	-	212.7	212.9	(0.2)	212.7
Selling, general and administrative expenses (2)	223.2	(5.2)	218.0	215.6	(9.8)	205.8
Bad debt expense	3.4	-	3.4	1.7	-	1.7
Depreciation and amortization	8.6	-	8.6	11.1	-	11.1
Asset impairments (3)	7.5	(7.5)	-	12.9	(12.9)	-

Total operating costs and expenses	455.4	(12.7)	442.7	454.2	(22.9)	431.3

Operating income (loss)	58.4	12.7	71.1	33.5	22.9	56.4

Other expense (income)	-		-	0.1		0.1
Interest expense, net	0.3	-	0.3	0.9	-	0.9
(Gain) loss on investments	-	-	-	-	-	-

Earnings (loss) from continuing operations before income taxes	58.1	12.7	70.8	32.5	22.9	55.4

Provision (benefit) for income taxes	23.2	5.1	28.3	15.0	8.9	23.9

Earnings (loss) from continuing operations	34.9	7.6	42.5	17.5	14.0	31.5

Earnings (loss) from discontinued operations, net of tax	(0.9)	-	(0.9)	264.8	-	264.8

Net income (loss)	$34.0	$7.6	$41.6	$282.3	$14.0	$296.3

Earnings (loss) per diluted share from continuing operations	1.00	0.22	1.22	0.52	0.41	0.93
Earnings (loss) per diluted share from discontinued operations, net of tax	(0.03)	-	(0.03)	7.78	-	7.78
Net income (loss) per diluted share	0.97	0.22	1.19	8.30	0.41	8.71

	TWELVE MONTHS ENDED
	Reported	One-time	Excluding	Reported	One-time	Excluding
	05/31/16	items	One-time items	05/31/15	items	One-time items

Revenues	$1,672.8	$0.0	$1,672.8	$1,635.8	$0.0	$1,635.8

Operating costs and expenses:
Cost of goods sold (1)	762.3	-	762.3	758.5	(1.9)	756.6
Selling, general and administrative expenses (2)	777.3	(11.4)	765.9	770.1	(29.0)	741.1
Bad debt expense	12.3	-	12.3	10.6	-	10.6
Depreciation and amortization	38.9	-	38.9	47.9	-	47.9
Asset impairments (3)	14.4	(14.4)	-	15.8	(15.8)	-

Total operating costs and expenses	1,605.2	(25.8)	1,579.4	1,602.9	(46.7)	1,556.2

Operating income (loss)	67.6	25.8	93.4	32.9	46.7	79.6

Other expense (income)	-		-	0.1		0.1
Interest expense, net	1.1	-	1.1	3.5	-	3.5
(Gain) loss on investments (4)	(2.2)	-	(2.2)	(0.6)	0.6	-

Earnings (loss) from continuing operations before income taxes	68.7	25.8	94.5	29.9	46.1	76.0

Provision (benefit) for income taxes	24.7	10.3	35.0	14.4	18.3	32.7

Earnings (loss) from continuing operations	44.0	15.5	59.5	15.5	27.8	43.3

Earnings (loss) from discontinued operations, net of tax	(3.5)	-	(3.5)	279.1	-	279.1

Net income (loss)	$40.5	$15.5	$56.0	$294.6	$27.8	$322.4

Earnings (loss) per diluted share from continuing operations	1.26	0.44	1.70	0.46	0.83	1.29
Earnings (loss) per diluted share from discontinued operations, net of tax	(0.10)	-	(0.10)	8.34	-	8.34
Net income (loss) per diluted share	1.16	0.44	1.60	8.80	0.83	9.63

(1)

In the three and twelve months ended May 31, 2015, the Company recognized a pretax charge related to unabsorbed burden associated with the former EdTech business of $0.2 and $0.4, respectively.  In the twelve months ended May 31, 2015, the Company recognized a pretax charge of $1.5 related to a warehouse optimization project in Canada.

(2)

In the three and twelve months ended May 31, 2016, the Company recognized pretax severance expense as part of cost reduction programs of $5.2 and $9.5, respectively.  In the twelve months ended May 31, 2016, the Company recognized a pretax charge related to a branch consolidation project in the Company's book fairs operations of $1.5 and pretax transaction costs of $0.4.  In the three and twelve months ended May 31, 2015, the Company recognized a pretax charge related to unabsorbed burden associated with the former EdTech business of $4.4 and $15.4, respectively; pretax severance expense as part of cost reduction programs of $5.3 and $8.9, respectively; and a pretax charge related to the relocation of the Company's Klutz division of $0.1 and $0.4, respectively.  In the twelve months ended May 31, 2015, the Company recognized a pretax pension settlement charge of $4.3.

(3)

In the three and twelve months ended May 31, 2016, the Company recognized a pretax impairment charge related to legacy building improvements associated with its New York City headquarters renovation of $7.5.  In the twelve months ended May 31, 2016, the Company recognized pretax impairment charges related to certain legacy prepublication assets of $6.9.  In the three and twelve months ended May 31, 2015, the Company recognized a pretax impairment charge of $8.3 in connection with the restructuring of the Company's media and entertainment businesses and a $4.6 pretax impairment charge related to the discontinuation of certain outdated technology platforms.  In the twelve months ended May 31, 2015, the Company recognized a pretax impairment charge related to the closure of its retail store of $2.9.

(4)

In the twelve months ended May 31, 2016, the Company recognized a pretax gain on sale of investment of $2.2 related to an investment in China.  In the twelve months ended May 31, 2015, the Company recognized a pretax gain on sale of investment of $0.6 related to a UK-based cost-method investment.

SCHOLASTIC CORPORATION
RESULTS OF CONTINUING OPERATIONS - SEGMENT SUPPLEMENTAL
(UNAUDITED)
(Amounts in millions except per share data)

		THREE MONTHS ENDED
		Reported	One-time	Excluding	Reported	One-time	Excluding
		05/31/16	items	One-time items	05/31/15	items	One-time items

	Children's Book Publishing and Distribution
	Revenue
	Book Clubs	$68.4		$68.4	$67.1		$67.1
	Book Fairs	186.1		186.1	177.0		177.0
	Consolidated Trade	45.7		45.7	40.8		40.8
	Total revenue	300.2		300.2	284.9		284.9
	Operating income (loss) (1)	56.4	-	56.4	40.4	10.3	50.7
	Operating margin	18.8%		18.8%	14.2%		17.8%

	Education
	Revenue	112.5		112.5	105.0		105.0
	Operating income (loss)	40.7	-	40.7	36.1		36.1
	Operating margin	36.2%		36.2%	34.4%		34.4%

	International
	Revenue	101.1		101.1	97.8		97.8
	Operating income (loss) (3)	4.3	0.7	5.0	3.0	4.2	7.2
	Operating margin	4.3%		4.9%	3.1%		7.4%

	Overhead expense (4)	43.0	(12.0)	31.0	46.0	(8.4)	37.6

	Operating income (loss)	$58.4	$12.7	$71.1	$33.5	$22.9	$56.4

		TWELVE MONTHS ENDED
		Reported	One-time	Excluding	Reported	One-time	Excluding
		05/31/16	items	One-time items	05/31/15	items	One-time items

	Children's Book Publishing and Distribution
	Revenue
	Book Clubs	$270.4		$270.4	$275.3		$275.3
	Book Fairs	520.4		520.4	497.4		497.4
	Consolidated Trade	211.7		211.7	186.0		186.0
	Total revenue	1,002.5		1,002.5	958.7		958.7
	Operating income (loss) (1)	110.6	5.2	115.8	85.6	10.6	96.2
	Operating margin	11.0%		11.6%	8.9%		10.0%

	Education
	Revenue	298.1		298.1	275.9		275.9
	Operating income (loss) (2)	52.8	3.2	56.0	48.4		48.4
	Operating margin	17.7%		18.8%	17.5%		17.5%

	International
	Revenue	372.2		372.2	401.2		401.2
	Operating income (loss) (3)	11.4	0.9	12.3	20.6	5.7	26.3
	Operating margin	3.1%		3.3%	5.1%		6.6%

	Overhead expense (4)	107.2	(16.5)	90.7	121.7	(30.4)	91.3

	Operating income (loss)	$67.6	$25.8	$93.4	$32.9	$46.7	$79.6

(1)

In the twelve months ended May 31, 2016, the Company recognized a pretax impairment charge associated with certain legacy prepublication assets of $3.7 and a pretax charge related to a branch consolidation project in the Company's book fairs operations of $1.5.  In the three and twelve months ended May 31, 2015, the Company recognized a pretax impairment charge of $8.3 in connection with the restructuring of the Company's media and entertainment businesses, a $1.9 pretax impairment charge related to the discontinuation of certain outdated technology platforms, and a pretax charge related to the relocation of the Company's Klutz division of $0.1 and $0.4, respectively.

(2)	In the twelve months ended May 31, 2016, the Company recognized pretax impairment charges related to certain legacy prepublication assets of $3.2.

(3)

In the three and twelve months ended May 31, 2016, the Company recognized pretax severance expense as part of cost reduction programs of $0.7 and $0.9, respectively.  In the three and twelve months ended May 31, 2015, the Company recognized pretax severance expense of $1.5 as part of cost reduction and restructuring programs and a $2.7 pretax impairment charge related to the discontinuation  of certain outdated technology platforms.  In the twelve months ended May 31, 2015, the Company recognized a pretax charge of $1.5 related to a warehouse optimization project in Canada.

(4)

In the three and twelve months ended May 31, 2016, the Company recognized a pretax impairment charge related to legacy building improvements associated with its New York City headquarters renovation of $7.5 and pretax severance expense as part of cost reduction programs of $4.5 and $8.6, respectively.  In the twelve months ended May 31, 2016, the Company recognized pretax transaction costs of $0.4.  In the three and twelve months ended May 31, 2015, the Company recognized a pretax charge related to unabsorbed burden associated with the former EdTech business of $4.6 and $15.8, respectively, and pretax severance expense as part of cost reduction programs of $3.8 and $7.4, respectively.  In the twelve months ended May 31, 2015, the Company recognized a pretax pension settlement charge of $4.3 and a pretax impairment charge related to the closure of its retail store of $2.9.

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CONTACT: Scholastic Corporation - Investors: Gil Dickoff, (212) 343-6741, investor_relations@scholastic.com; Media: Kyle Good, (212) 343-4563, kgood@scholastic.com